Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PharMerica Corporation

We consent to the incorporation by reference in the Registration Statements (Nos. 333-206452, 333-145137 and 333-195971) on Form S-8 of PharMerica Corporation of our report dated February 26, 2016 with respect to the consolidated balance sheets of PharMerica Corporation and subsidiaries as of December 31, 2014 and 2015 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of PharMerica Corporation.
        Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states management has excluded the 2015 Acquisitions from its assessment of internal control over financial reporting as of December 31, 2015 and that we have excluded the 2015 Acquisitions from our audit of internal control over financial reporting.
/s/ KPMG LLP
Louisville, Kentucky
February 26, 2016